EXHIBIT 10.4
COMMERCIAL ALLIANCE AGREEMENT
          THIS AGREEMENT made and entered into effective the 23rd day of September, 2005, between VERMEER MANUFACTURING COMPANY, an Iowa corporation, with its principal place of business at Pella, Iowa (hereinafter referred to as “Vermeer”), and A.S.V., INC., a Minnesota corporation with its principal place of business at 840 Lily Lane, Grand Rapids, MN 55744 (hereinafter referred to as “ASV”).
          WHEREAS, Vermeer desires to utilize ASV’s expertise in the design, manufacture and sale of all-terrain rubber tracked undercarriages to enhance various Vermeer Products; and,
          WHEREAS, Vermeer desires to be the exclusive user of ASV OEM Components (as defined below) in several product and market categories; and
          WHEREAS, ASV desires to enhance the sale of ASV Posi-Track Rubber Track Loaders by having Vermeer grant ASV access to Vermeer’s distribution system; and
          WHEREAS, ASV desires to supply ASV OEM Components to Vermeer for inclusion in various Vermeer Products.
          NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
DISTRIBUTION OF ASV PRODUCTS TO VERMEER DEALERS
1.	Consent by Vermeer. Vermeer hereby consents to ASV signing separate dealer agreements with Vermeer’s Industrial Dealers for the distribution of ASV products which do not directly compete with Vermeer products, and will not require that ASV pay a distribution rights commission to Vermeer. ASV shall be solely responsible for any rights and obligations arising out of supplying ASV products to Vermeer’s Industrial Dealers.

2.	Withdrawal upon Failure of Vermeer Industrial Dealer to Adequately Represent Vermeer Products. Vermeer reserves the right to withdraw its consent with respect to a particular Vermeer Industrial Dealer for ASV products to be distributed in the Vermeer-branded facilities of such Vermeer Industrial Dealer in the event such Vermeer Industrial Dealer, as a result of the distribution of ASV products by such Vermeer Industrial Dealer, is not providing the adequate focus, effort, capital, etc. to meet the reasonable goals and expectations uniformly applied to all Vermeer Industrial Dealers.

ARTICLE II
SUPPLY OF ASV OEM COMPONENTS
3.	Exclusive Supply of ASV OEM Components to Vermeer Target Markets. Subject to the terms and conditions hereof, ASV agrees to exclusively sell, with respect to the Vermeer Target Markets, the ASV OEM Components to Vermeer. For purposes of this provision and this Agreement, ASV OEM Components shall mean any and all undercarriages, tracks and track assemblies designed, manufactured and/or sold by ASV and any related product offerings developed during the term of this Agreement. For purposes of this provision and this Agreement, Vermeer Target Markets shall mean those classes of uses, applications and/or customer types set forth on Exhibit A hereto or such others as may be added by mutual agreement of the Parties from time to time. During the term of this Agreement, ASV agrees not to sell ASV OEM Components to other original equipment manufacturers for use in direct competition to Vermeer Products in the Vermeer Target Markets.

4.	Vermeer Conversion/Development of Products Utilizing ASV OEM Components. Vermeer agrees that it shall be primarily responsible for Vermeer product development or enhancement to include the use of ASV OEM Components. Vermeer shall support such development or adaptation of ASV OEM Components to Vermeer Products in response to market demands and constraints, mechanical fit-up, performance and economic justification.

5.	Application Assistance Adapting ASV OEM Components. ASV agrees to provide reasonable assistance to Vermeer to convert the ASV OEM Components to be the primary ground drive system of the Vermeer Products that will utilize such ASV OEM Components. Such assistance will include, but not be limited to, FEA analyses, computer aided modeling of ASV OEM Components and the equipment structures affixed thereto, load bearing tests, center of gravity modeling, durability testing, stress testing and hydraulic system component application approval.

6.	Documentation Assistance Regarding ASV OEM Components. ASV agrees to provide, at no additional cost to Vermeer, written and/or electronic versions or copies (in editable form) of Operators, Maintenance/Service and Parts Manuals applicable to the ASV OEM Components and ASV consents to Vermeer’s commercial use of such materials in the preparation of any Operators, Maintenance/Service and Parts Manuals for Vermeer Products containing such ASV OEM Components. ASV agrees to provide updates to Vermeer regarding the ASV OEM Components previously supplied to Vermeer contemporaneously with the timing of the release of such updates for ASV’s own use with respect to ASV’s Posi-Track Rubber Track Loaders utilizing substantially similar components. Vermeer is not required to use ASV parts numbering scheme or otherwise indicate that the illustration provided is from ASV.

7.	Purchasing and Selling Procedure for ASV OEM Components.
a)	Ordering Procedure. All orders by Vermeer for its inventory and/or for resale to its dealers shall be placed through the issuance by Vermeer of a purchase order subject to the provisions of this Agreement. ASV will acknowledge each order stating its acceptance of both quantities and deliveries. In the event of any conflict between the provisions of any purchase order, order acknowledgement, or other document and this Agreement, the provisions of this Agreement shall be controlling. Direct orders from dealers invoiced through Vermeer shall be handled by the dealer purchase order.

b)	Forecast of Orders. Vermeer will provide a rolling twelve (12) month forecast to ASV to give visibility to its intended usage of ASV OEM Components. However, the forecast is NOT a firm order. Orders can only be made by issuing a purchase order as set forth in subsection (a) above.

c)	Delivery. The date of delivery shall be set forth on Vermeer’s purchase order and accepted by ASV on the order acknowledgment. ASV shall establish a firm delivery schedule in accordance with the respective purchase order. Vermeer may, from time to time, direct ASV to ship the ASV OEM Components directly to its authorized dealers or the ultimate retail customer. Risk of loss and responsibility for all charges and freight for ASV OEM Components ordered by Vermeer shall pass to Vermeer upon delivery to the common carrier at ASV facility in Grand Rapids, Minnesota.

d)	Invoicing and Payment. All ASV OEM Component orders placed by Vermeer or its dealers shall be invoiced to Vermeer upon shipment in accordance with the applicable purchase order, as accepted. Such Invoices shall be paid within thirty (30) days of the date of invoice.
8.	Parts Supply for ASV OEM Components.
a)	Parts Supply. Vermeer agrees to purchase from ASV 100% of its requirements for ASV OEM Components parts sourced or manufactured by ASV to its design. ASV agrees to maintain sufficient supply capabilities for the purpose of providing Vermeer a reasonable stock of service parts manufactured or sourced by ASV for the ASV OEM Components sold to Vermeer. ASV’s obligations under this subsection shall be in effect for a period of not less than ***** (*****) years after delivery of ASV OEM Components to Vermeer for which service parts are used. Obligations under this subsection shall not be affected by the termination of this Agreement and shall extend to parts manufactured or sourced by ASV to its design but shall not extend to off-the-shelf parts purchased by ASV from outside sources which can be easily obtained by Vermeer.

*****	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

b)	Dual Distribution Activities Regarding Parts. ASV will continue to have the right to sell parts related to the ASV OEM Components provided to other original equipment manufacturers for ASV OEM Components not in Vermeer Target Markets. The following shall be applicable to ASV and Vermeer during the term of parts supply:
i)	No comparative claims to Other’s product. Vermeer and ASV agree not to make comparative, compatibility or similarity claims or other comparison graphics or matrices, between the ASV OEM Components sold to Vermeer and the comparable, compatible or similar ASV OEM Components sold directly by a third party or through a third party’s distribution channel. Neither Party may issue advertising materials which include printed statements that acknowledge that the ASV OEM Components are identical, if that is the case.

ii)	Exclusion of Other Sales Materials in Product Packaging. ASV agrees not to provide advertising or other materials regarding the ASV or other non-Vermeer branded ASV OEM Components in any ASV OEM Component shipments to Vermeer, its dealers or its customers.

iii)	Use of Information Gained Through Vermeer or ASV. Vermeer and ASV agree to not use any customer lists provided from the other for other than their intended purpose in carrying out their actions under this Agreement. Each must independently source materials used to solicit customers in such channels.
9.	Pricing of ASV OEM Components. ASV agrees to provide ASV OEM Components at prices to be established at a gross margin of ***** percent (*****%). Changes in ASV’s cost structure necessitating an increase or decrease in the price shall be provided in writing to Vermeer, to be effective with respect to all orders placed more than thirty (30) days after delivery of such written notice. ASV will, whenever possible, endeavor to change prices to coincide with Vermeer’s annual price change to the Vermeer Industrial Dealers. Every effort will be made to limit changes to such a time frame when possible. All prices are F.O.B. Grand Rapids, Minnesota.

10.	Pricing of ASV OEM Component Parts. ASV shall sell ASV OEM Component parts directly to Vermeer for distribution through Vermeer’s parts distribution system. The parts will be sold to Vermeer at ASV’s dealer net price minus ***** percent (*****%).

11.	Other Product and Distribution Opportunities. Compact Skid-Steers, mini-excavators and other products, markets and distribution opportunities may be added to Exhibit A to this Agreement as mutually agreed upon by the Parties.

*****	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

12.	Term of Agreement. This Agreement shall commence on the date hereof and shall remain in force for eight (8) years with automatic one-year renewal periods unless either party gives the other party prior written notice of termination at least 6 months before the end of the current term. Notwithstanding the foregoing, this Agreement may be terminated earlier by mutual agreement of the Parties or as set forth in subsections (a), (b) or (c) below:
a)	Termination by ASV. If Vermeer fails to perform this Agreement in any material respect (and does not remedy such failure to the satisfaction of ASV within sixty (60) days after written notice thereof has been delivered to Vermeer), or becomes insolvent, bankrupt or consents to the appointment of a trustee or receiver, or if a trustee or receiver is appointed for Vermeer without the consent of Vermeer and such trustee or receiver is not discharged within sixty (60) days, or if any bankruptcy, reorganization, arrangement or liquidation proceedings are instituted by Vermeer or instituted against it and consented to by Vermeer or permitted to remain undismissed for sixty (60) days, or if Vermeer’s shares, management, ownership or substantially all Vermeer’s property is confiscated, nationalized, expropriated or otherwise taken by governmental action, then in such event(s), ASV may terminate this Agreement immediately upon written notice to Vermeer.

b)	Termination by Vermeer. If ASV fails to perform this Agreement in any material respect (and does not remedy such failure to the satisfaction of Vermeer within sixty (60) days after written notice thereof has been delivered to ASV), or becomes insolvent, bankrupt or consents to the appointment of a trustee or receiver, or if a trustee or receiver is appointed for ASV without the consent of ASV and such trustee or receiver is not discharged within sixty (60) days, or if any bankruptcy, reorganization, arrangement or liquidation proceedings are instituted by ASV or instituted against it and consented to by ASV or permitted to remain undismissed for sixty (60) days, or if ASV’s shares, management, ownership or substantially all ASV’s property is confiscated, nationalized, expropriated or otherwise taken by governmental action, then in such event(s), Vermeer may terminate this Agreement immediately upon written notice to ASV.

c)	Change in Control of ASV. In the event of a change in control of ASV (as defined below) Vermeer shall have the right to terminate this Agreement effective immediately. For purposes of this subsection (c), “Change in Control” shall mean:
i)	The acquisition by any third party or group of parties acting in concert of at least thirty percent (30%) of the outstanding shares of common stock of ASV; or

ii)	A change in a majority of the directors of ASV occurring in a period of less than one year, excluding, to the extent no solicitation in opposition has theretofore been announced or commenced, changes in directors resulting from the election of directors at the next regularly scheduled annual meeting of ASV’s shareholders; or

iii)	The sale, exchange, transfer or other disposition to a third party of all or substantially all the assets of ASV.
d)	Change in Control of Vermeer. In the event of a change in control of Vermeer (as defined below) ASV shall have the right to terminate this Agreement effective immediately. For purposes of this subsection (d), “Change in Control” shall mean:
i)	The acquisition by any third party or group of parties (other than current Vermeer shareholders) acting in concert of at least thirty percent (30%) of the outstanding shares of common stock of Vermeer; or

ii)	The sale, exchange, transfer or other disposition to a third party of all or substantially all the assets of Vermeer.
13.	Product Responsibility.
a)	Design Responsibility for ASV OEM Components. ASV shall be completely and solely responsible for final decisions on the design, safety labeling or instruction, development, engineering and research concerning ASV OEM Components. Vermeer may from time to time suggest new features or changes in the design of ASV OEM Components and ASV shall incorporate such new features and/or design changes wherever it believes that such will not adversely affect the performance, durability or safety of ASV OEM Components or cause such ASV OEM Components to infringe on any intellectual property rights of third parties.

b)	Disclosure of Failures. ASV shall also provide Vermeer with a report of product liability insurance claims made during the preceding five (5) years which includes, to the best of ASV’s knowledge, the names of any persons alleged to have been injured for reasons alleged to be caused by the ASV OEM Components, the circumstances surrounding such claim(s) and the resolution of such claim(s). ASV shall have a continuing duty during the term of this Agreement and for five (5) years after its termination to generate such report upon the specific request of Vermeer. As of the date of this Agreement, ASV represents and warrants that, to the best of ASV’s knowledge there are no present or threatened claims asserted by any persons with regard to the ASV OEM Components.
14.	Intellectual Property Rights.
a)	Intellectual Property Relating to Vermeer Machines. Any patents, copyrights, trade secrets, designs, drawings, know-how or any other intellectual property developed by either Party or jointly developed by the Parties specifically for the Vermeer machine shall be owned by Vermeer. ASV agrees to acknowledge and deliver promptly to Vermeer without charge such written instruments as may be necessary to vest the entire right, title and interest in the same in Vermeer.

Vermeer agrees to negotiate in good faith with ASV for licensing such intellectual property to ASV on a non-exclusive, reasonable royalty basis, if so requested by ASV.
b)	Intellectual Property Relating to ASV OEM Components. Any patents, copyrights, trade secrets, designs, drawings, know-how or any other intellectual property developed by either Party or jointly developed by the Parties specifically for the ASV OEM Components shall be owned by ASV. Vermeer agrees to acknowledge and deliver promptly to ASV without charge such written instruments as may be necessary to vest the entire right, title and interest in the same in ASV. ASV agrees to negotiate in good faith with Vermeer for licensing such intellectual property to Vermeer on a non-exclusive, reasonable royalty basis, if so requested by Vermeer.

c)	Intellectual Property Jointly Developed. Any patents, copyrights, trade secrets, designs, drawings, know-how or any other intellectual property jointly developed by the Parties which is not covered by Sections 14(a) or 14(b) shall be jointly owned by the Parties; provided, however, that a party shall seek the express, written approval of the other before the jointly developed intellectual property is licensed by such party to another, with appropriate provisions made for accounting of royalties received on such joint intellectual property.
15.	ASV Quality Agreement.
a)	Workmanship shall be such that the ASV OEM Components will be free of any defects, improper manufacturing or assembly practices that are detrimental to the performance of the ASV OEM Components.

b)	A quality system shall be maintained and documented. Detailed test and inspection methods used to assure the quality of the ASV OEM Components must be submitted for Vermeer’s review. ASV OEM Components shall be numbered with ASV serial numbers. ASV and Vermeer shall cooperate in recording and tracking units.

c)	Inspection records of all inspections, tests, audits, and critical/major characteristic inspection shall be maintained and available for Vermeer’s review during regular business hours. At least a quarterly on-site review by a Vermeer representative is anticipated.

d)	Service parts manufactured by ASV will be governed by all of the above items.
16.	Warranty. ASV expressly warrants that all ASV OEM Components sold to Vermeer pursuant to this Agreement will conform to the specifications, drawings, samples, or other descriptions furnished and specified by ASV and will be free of defects in design, material, workmanship, manufacturing, warning or instruction material at the time of delivery to Vermeer and as set forth below.

a)	Replacement or Credit Prior to Retail Sale. ASV will, without expense to Vermeer, replace or credit to the account of Vermeer as ASV may elect, any of such ASV OEM Components which, prior to resale by Vermeer, may be found not to meet this warranty and which are returned to ASV with prior notification.

b)	Warranty. ASV agrees to a one (1) year warranty from date of final customer purchase on product defects due to design, material, workmanship or manufacturing, warning or instruction material. ASV liability for repair will be limited to repair or replacement of defective parts and a provision for reasonable labor to make such repair in accordance with the rates established under Vermeer’s dealer warranty reimbursement program and shall be a credit to Vermeer’s account with ASV in the event Vermeer provides the required part or labor reimbursement on to its dealer performing the warranty service. Warranty work must be performed by the selling Vermeer authorized dealer. The machine owner is responsible for causing the delivery of the machine to that selling authorized Vermeer dealer. ASV will not reimburse transportation, rental or inconvenience costs. ASV reserves the right to inspect the part prior to any decision involving a warranty claim. In no case shall ASV grant a remedy that exceeds the purchase price of the component or part. ASV warrants its rubber tracks pursuant to its standard warranty attached hereto as Exhibit B.

c)	Widespread Failure. In addition to the obligations hereunder imposed upon ASV, should any widespread failure due to design, material, workmanship or manufacturing on ASV OEM Components occur, then and in such instance, ASV shall be responsible for parts and labor (or at ASV’s option pay for Vermeer labor) as shall be required to remedy such failure, both with respect to ASV OEM Components in use and in inventory of Vermeer or affiliated companies and that of their dealer organizations. Vermeer, pending correction of the failure, may defer further purchases of the ASV OEM Components affected. If within sixty (60) days of advise from Vermeer of a widespread failure ASV shall not have instituted reasonable procedures for the rectification of such failure, Vermeer may return to ASV for full purchase price credit (including freight) all ASV OEM Components affected by the failure then in the inventory of Vermeer or its affiliated companies and of their dealer organizations, together with such ASV OEM Components as have been returned by users thereof, and Vermeer shall be relieved of any and all obligation to purchase any additional ASV OEM Components hereunder and at Vermeer’s election either terminate the contract or defer an obligation until such time that the failure has been rectified. For purposes of this Paragraph 16.c., “widespread failure” shall mean the occurrence of defects and failures in the warranty period in excess of *****% on units purchased, after a minimum population of twelve (12) months of sales is established.

d)	Widespread Failure Exemption. *****.

*****	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

e)	Disclaimer of Other Warranties. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
17.	Product Liability.
a)	Duty to Indemnify, etc. ASV agrees, now and hereafter, to defend, protect, hold harmless and indemnify Vermeer and its affiliates from and against any and all claims for injury, loss or damage of any kind, whether direct or consequential, compensatory or punitive, which results or allegedly results from a defect in design, material, workmanship, manufacturing, safety labeling, warning or instructional material of the ASV OEM Components. Said indemnity shall include all expenses and reasonable attorney’s fees attributable thereto. Vermeer agrees to promptly notify ASV of any such claim or suit and ASV shall be obligated to defend, settle or otherwise dispose of such claim or suit through counsel of its own choosing. This undertaking to indemnify and hold harmless by ASV is understood by the Parties to deal with negligence, as well as other grounds of liability, and shall not be avoided on the ground that contractual indemnification of a party against its own actual or alleged negligence is unenforceable or contrary to public policy due to the absence of a clear undertaking.

b)	Duty to Indemnify, etc. Vermeer agrees, now and hereafter, to defend, protect, hold harmless and indemnify ASV and its affiliates from and against any and all claims for injury, loss or damage of any kind, whether direct or consequential, compensatory or punitive, which results or allegedly results from a defect in design, material, workmanship, manufacturing, safety labeling, warning or instructional material of the Vermeer machines, excluding the ASV OEM Components. Said indemnity shall include all expenses and reasonable attorney’s fees attributable thereto. ASV agrees to promptly notify Vermeer of any such claim or suit and Vermeer shall be obligated to defend, settle or otherwise dispose of such claim or suit through counsel of its own choosing. This undertaking to indemnify and hold harmless by Vermeer is understood by the Parties to deal with negligence, as well as other grounds of liability, and shall not be avoided on the ground that contractual indemnification of a party against its own actual or alleged negligence is unenforceable or contrary to public policy due to the absence of a clear undertaking.

c)	Insurance. ASV agrees to purchase and maintain, from an insurance company acceptable to Vermeer, product and completed operation liability and blanket contractual liability insurances (providing coverage at least equivalent to that under the rating bureau’s standard comprehensive general liability policy) with limits of $***** per occurrence and in the aggregate annually for bodily injury

*****	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

and property damage. ASV agrees to submit to Vermeer upon execution hereof and thereafter to keep on file with Vermeer a current Certificate of Insurance evidencing compliance with the aforementioned insurance requirements and obligating the insurer to give Vermeer at least thirty (30) days’ prior written notice of cancellation, material change or intent not to renew. In the event ASV fails to purchase the aforementioned insurance or to pay any premium thereon when due, Vermeer, at its option, may, after giving written notice to ASV, purchase such insurance or pay any premium due and subsequently charge ASV for the amount thereof or offset said amount from any balances due ASV.
18.	Safety Standards. ASV OEM Components shall comply with all North American industry and governmental standards in effect at the time of shipment, including labeling requirements of such standards. Additional safety features developed by ASV or common to other similar ASV OEM Components, will be incorporated into ASV OEM Components sold to Vermeer as soon as practical and at least as soon as similar features are incorporated into ASV’s other similar ASV OEM Components.

19.	Modification of ASV OEM Component Design and New Designs. The Parties agree to cooperate to ensure that ASV OEM Components are modified and improved to remain fully competitive in the market. ASV agrees to provide Vermeer a 30-day option (from the date the working prototype is submitted for evaluation) to purchase, exclusively for the Vermeer Target Markets, any new ASV OEM Components ASV develops, under the terms of this Agreement.

20.	Parts Return Option. Vermeer may, at its election, annually return to ASV ***** percent (*****%) of the previous year’s dollar volume of new, saleable and undamaged repair parts. Annual periods under this Paragraph shall be the Vermeer fiscal year, November 1 to October 31. Vermeer shall be credited upon such return an amount equal to ***** percent (*****%) of the Vermeer invoice prices not later than October 31 of each year. All costs of redelivering such parts to the place of business of ASV shall be borne by Vermeer.

21.	Patents. In the event a suit or proceeding is brought against either Party, so far as it is based on a claim that any ASV OEM Component, or any part thereof furnished under this Agreement, constitutes an infringement of any patent of the U.S. or other sovereign nation, ASV shall defend such suit or proceeding at its sole expense. ASV shall pay all damages and costs awarded therein. In case said ASV OEM Component or part thereof is in such suit held to constitute infringement and the use of said ASV OEM Components or part is enjoined, then ASV shall at its expense, either procure for Vermeer the right to continue using the ASV OEM Components or part, replace the infringing element with a noninfringing substitute, or modify the ASV OEM Components so it becomes noninfringing, or remove the ASV OEM Components and refund the purchase price and the transportation cost thereof.

22.	Force Majeure. Notwithstanding these provisions or other Paragraphs to the contrary, neither ASV nor Vermeer shall be liable for failure to perform hereunder arising from causes or events beyond the control and without fault or negligence of ASV or including without limitation causes or events such as strikes, insurrection, war, riot, natural disaster, shortage of material or Acts of God.

23.	Confidential Information. The Parties hereto agree to use reasonable efforts to prevent the disclosure to third parties, during the term of this Agreement, of all confidential information which may be or has been disclosed by either Party to the other (including business information of the Parties which is exchanged in developing and operating under this Agreement), and agree to maintain such information in confidence for a period of not less than five (5) years after termination of this Agreement; provided, however, that each of the Parties hereto shall be free to use and disclose such information if it: (a) was in its possession prior to the effective date of this Agreement without obligation of confidentiality to the other party hereto (any prior confidentiality agreements entered into between the parties hereto shall remain in effect); or (b) is acquired from a third party who had the right to convey the information; or (c) is otherwise publicly available; provided further, that either Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure.)-

24.	Notice. Notice to be given by either party under this Agreement shall be in writing and shall be given by Certified or Registered Mail.
Notices to ASV shall be sent to:
A.S.V., Inc.
840 Lily Lane
Grand Rapids, MN 55744

Notices to Vermeer shall be sent to:
Vermeer Manufacturing Company
Underground Installation Solutions Segment
P.O. Box 200
1210 Vermeer Road East
Pella, Iowa 50219
With a copy to:
Vermeer Manufacturing Company
P.O. Box 200
1210 Vermeer Road East
Pella, Iowa 50219
Attn.: Legal Dept.
25.	Entire Agreement. This Agreement contains the entire and only agreement between the parties hereto relating to the ASV products and ASV OEM Components and wholly cancels, terminates and supersedes any agreement written or verbally made or purported to have been made heretofore between the parties with respect to the manufacture and sale of ASV OEM Components and ASV products unless referred to herein.

26.	Amendment. No amendment or addition to or deletion from this Agreement or any of the provisions thereof shall be binding upon the parties unless made in writing and signed by duly authorized employees of both.

27.	Waiver. No departure from or waiver of or omissions to require compliance with any of the terms hereof by either party shall be deemed to authorize any prior or subsequent departure or waiver or permit or agree to any subsequent departure or waiver.

28.	Assignment. This Agreement shall not be assignable by either party without the express written consent of the other party. This Agreement shall, however, be binding upon any successor to the business of either party.

29.	Choice of Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

30.	Exclusive Remedy. The parties agree that all claims, controversies and disputes which arise out of or relate to this Agreement, or which relate to the interpretation or breach of this Agreement (hereinafter collectively referred to as “claims”) shall be resolved in accordance with mediation and arbitration provisions specified herein.

31.	Mediation, Arbitration. If a dispute, controversy, or claim arises out of or relates to this Agreement, its termination or non-renewal, or the alleged breach thereof, and if said dispute cannot be settled through direct discussions between the Parties, the Parties agree to first endeavor to settle the dispute in an amicable manner by mediation with an independent mediator selected by mutual agreement of the Parties.

If the Parties are unable to agree on a mediator, mediation shall be administered by the American Arbitration Association under its Commercial Mediation Rules. If the matter has not been resolved through mediation within thirty (30) days of the commencement of such mediation (which period may be extended by mutual agreement in writing), then any unresolved dispute, controversy, or claim arising out of or relating to this Agreement, its termination or non-renewal, or the alleged breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration rules, and judgment upon the award rendered by the arbitrator, may be entered in the Iowa District Court for Polk County or any state or federal court having jurisdiction. The arbitration shall be conducted by a single arbitrator. The arbitration proceedings shall be governed by and conducted in accordance with Iowa Code Chapter 679A (1998), as amended from time to time, as supplemented by the Commercial Arbitration Rules of the American Arbitration Association, to the extent not inconsistent with Chapter 679A. The arbitrator shall allow each Party to conduct limited relevant discovery. The arbitrator shall have no authority to award punitive damages or any damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. All fees and expenses of the arbitration shall be borne equally by the Parties; provided, however, each Party shall bear the expenses of their respective counsel, experts, witnesses, and preparation and presentation of the arbitration matters. Any such arbitration shall be conducted in Polk County, Iowa, unless mutually agreed in writing by the Parties. The provisions of this Article of this Agreement shall survive the termination of this Agreement and shall be a complete bar and defense to any suit, action or proceeding instituted in any court or tribunal with respect to any controversy or dispute which is arbitrable as set forth in this Agreement.
     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers authorized in that behalf.

Vermeer Manufacturing Company

By /s/ Kevin L. Alft

Title Kevin L. Alft, VP — Underground

A.S.V., Inc.

By /s/ Mark S. Glasnapp

Title Mark S. Glasnapp, President

EXHIBIT A
VERMEER TARGET MARKETS
*****

*****	Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT B
[See attached ASV Rubber Track Warranty]

ASV WARRANTY
R-Series All Surface Loader Rubber Track
A.S.V., Inc. warrants new rubber tracks sold by it for use on ASV Rubber Track loaders to be free from defects in material and workmanship.
The warranty is subject to the following:
Warranty Period
The warranty period is 24 months or 1000 operating hours, whichever occurs first, starting from date of delivery to the first user.
ASV Responsibilities
If a disabling defect in material or workmanship is found during the warranty period, ASV will, during normal working hours and at a place of business of an ASV dealer or other source approved by ASV:
•	At ASV’s choice, repair or provide an allowance toward the purchase of a new rubber track. Such allowance will be based on accrued hours. Allowance will be calculated as follows:
User Allowance

Track hours	X 100 = User Cost (%)
1000 hours
•	Figures can be obtained from your ASV dealer.
User Responsibilities
The user is responsible for:
•	Providing proof of the delivery date to the first user.

•	The cost associated with transporting the product to and from the place of business of an ASV dealer or other source approved by ASV.

•	Costs associated with labor.

•	Local taxes, if applicable.

•	Parts shipping charges in excess of those, which are usual and customary.

•	Costs to investigate complaints, unless the problem is caused by a defect in ASV material or workmanship.

•	Giving timely notice of a warrantable failure and promptly making the product available for repair.
Limitations
ASV is not responsible for failures resulting from:
•	Any use or installation, which ASV judges improper.

•	Abuse, neglect and/or improper repair.

•	User’s delay in making the product available after being notified of a potential product problem.
(Continued on reverse side...)

For products operating outside of Australia, Fiji, Nauru, New Caledonia, New Zealand, Papua New Guinea, The Solomon Islands and Tahiti, the following is applicable:
NEITHER THE FOREGOING EXPRESS WARRANTY NOR ANY OTHER WARRANTY BY ASV, EXPRESS OR IMPLIED, IS APPLICABLE TO ANY ITEM ASV SELLS WHICH IS WARRANTED DIRECTLY TO THE USER BY ITS MANUFACTURER.
THIS WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. REMEDIES UNDER THIS WARRANTY ARE LIMITED TO THE PROVISION OF MATERIAL AND SERVICES, AS SPECIFIED HERIN. ASV IS NOT RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.
ASV EXCLUDES ALL LIABILITY FOR OR ARISING FROM ANY NEGLIGENCE ON ITS PART OR ON THE PART OF ANY OF ITS EMPLOYEES, AGENTS OR REPRESENTATIVES IN RESPECT OF THE MANUFACUTRE OR SUPPLY OF GOODS OR THE PROVISION OF SERVICES RELATING TO THE GOODS.
IF OTHERWISE APPLICABLE, THE VIENNA CONVENTION (CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS) IS EXCLUDED IN ITS ENTIRETY.
For products operating in Australia, Fiji, Nauru, New Caledonia, New Zealand, Papua New Guinea, the Solomon Islands and Tahiti, the following is applicable:
THIS WARRANTY IS IN ADDITION TO WARRANTIES AND CONDITIONS IMPLIED BY STATUTE AND OTHER STATUTORY RIGHTS AND OBLIGATIONS THAT BY ANY APPLICABLE LAW CANNOT BE EXCLUDED, RESTRICTED OR MODIFIED (“MANDATORY RIGHTS”). ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED (BY STATUTE OR OTHERWISE), ARE EXCLUDED.
NEITHER THIS WARRANTY NOR ANY OTHER CONDITION OR WARRANTY BY ASV, EXPRESS OR IMPLIED (SUBJECT ONLY TO THE MANDATORY RIGHTS), IS APPLICABLE TO ANY ITEM ASV SELLS WHICH IS WARRANTED DIRECTLY TO THE USER BY ITS MANUFACTURER.
TO THE EXTENT PERMITTED UNDER THE MANDATORY RIGHTS, IF ASV IS THE SUPPLIER TO THE USER ASV’S LIABILITY SHALL BE LIMITED AT ITS OPTION TO (a) IN THE CASE OF SERVICES, THE SUPPLY OF THE SERVICES AGAIN OR THE PAYMENT OF THE COST HAVING THE SERVICES SUPPLIED AGAIN, AND (b) IN THE CASE OF GOODS, THE REPAIR OR REPLACEMENT OF THE GOODS, THE SUPPLY OF EQUIVALENT GOODS, THE PAYMENT OF THE COST OF SUCH REPAIR OR REPLACEMENT OR THE ACQUISITION OF EQUIVALENT GOODS.
ASV EXCLUDES ALL LIABILITY FOR OR ARISING FROM ANY NEGLIGENCE ON ITS PART OR ON THE PART OF ANY OF ITS EMPLOYEES, AGENTS OR REPRESENTATIVES IN RESPECT OF THE MANUFACTURE OR SUPPLY OF GOODS OR THE PROVISION OF SERVICES RELATING TO THE GOODS.
ASV IS NOT LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES UNLESS IMPOSED UNDER MANDATORY RIGHTS.
IF OTHERWISE APPLICABLE, THE VIENNA CONVENTION (CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS) IS EXCLUDED IN ITS ENTIRETY.
This warranty covers every major component of the products. Claims under this warranty should be submitted to a place of business of an ASV dealer or other source approved by ASV. For further information concerning either the location to submit claims or ASV as the issuer of this warranty, write: All Season Vehicles, Inc. (ASV), 840 Lily Lane, Grand Rapids, Minnesota 55744 USA.